Exhibit 10.238

HIGHLY CONFIDENTIAL

March 2, 2015

Camille Farhat
President
American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343

Dear Camille,

As a result of a strategic review undertaken across Endo International plc (the “Company”) to maximize shareholder value, the ongoing fit of certain businesses within the Company is under evaluation. As we progress through the strategic review, we believe that your continued leadership of American Medical Systems, Inc. (AMS) is critical to support our success. Accordingly, I am pleased to inform you that you are eligible to receive the following retention bonus (as described below, “Retention Bonus”) in return for, among other things, your continued strong performance, compliance with laws and regulations, and ongoing employment through the retention period which would end on June 30, 2015, or earlier based upon certain circumstances (such period, the “Retention Period”).

This offer is being made to you with the highest confidentiality and it is important that the existence of this letter and its terms remain confidential, other than as may be required by law to be disclosed. We therefore ask that you direct any questions to Caroline Manogue, EVP and Chief Legal Officer, or Larry Cunningham, EVP of Human Resources.

Retention Bonus: You will be eligible to receive a one-time cash Retention Bonus of between $1,000,000 to $4,000,000 (subject to applicable tax withholdings) with the final amount to be determined in my sole discretion based upon the achievement of mutually agreed upon objectives related to the successful execution of the strategic review plans. Provided that you remain a Company employee in good standing through the end of the Retention Period, the Retention Bonus will be paid in a lump sum within thirty (30) days following the Retention Period, or earlier based upon certain circumstances. The actual timing of the payment is subject to potential Section 409A considerations.

Exhibit 10.238

Camille Farhat
President, AMS
March 2, 2015

In the event that your employment is terminated due to your death or qualifying disability (“Disability”), you will receive a payout amount of $1,000,000 provided that you remain a Company employee in good standing until the occurrence of your death or Disability. For the purposes of the Retention Bonus, Disability will be deemed to have occurred if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are unable to perform the core functions of your position (with or without reasonable accommodation) or you are receiving income replacement benefits for a period of three months or more under an accident and health plan covering employees of the Company. The Retention Bonus will not be payable and will be forfeited if you are terminated for cause or resign prior to the end of the Retention Period.

This Agreement does not modify your existing employment agreement dated July 17, 2012 and commencing on September 2, 2012 with AMS or the existing retention agreement dated October 2, 2013, or change the at-will employment relationship between you and AMS.

Camille, I am confident that Endo and the Company can rely on your continued leadership during this critical time in the Company’s growth. Thank you in advance for your contributions.

Sincerely,

/s/ RAJIV DE SILVA
Rajiv De Silva
President & CEO, Endo Health Solutions Inc.

AGREED AND ACCEPTED
THIS 2nd DAY OF March 2015

/s/ CAMILLE FARHAT
Camille Farhat